UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2006

ENTERPRISE GP HOLDINGS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

(713) 426-4500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

On January 11, 2006, Enterprise GP Holdings L.P. (the “Company”) executed an amended and restated credit agreement that provides the Company with a borrowing capacity of $200 million and that matures on January 9, 2009 (the “Credit Agreement”). The Credit Agreement contains a sublimit of $25 million for letters of credit. A copy of the Credit Agreement is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. Capitalized terms used in this Current Report that are not defined herein have the meanings set forth for such terms in the Credit Agreement.

The purpose of the Credit Agreement is to amend and restate the Company’s existing credit facility (the “Original Facility”) to reflect an increase in borrowing capacity under the revolving credit portion of the facility from $50 million to $200 million and to retire and terminate the term loan portion of the Original Facility. The Original Facility was entered into in connection with the Company’s initial public offering in August 2005. Initial borrowings under the Credit Agreement on January 11, 2006 were used to repay approximately $134.5 million of principal amounts outstanding under the Original Facility.

Borrowings under the Credit Agreement are secured by a pledge of (i) 13,454,498 common units of Enterprise Products Partners L.P. that are owned by the Company and (ii) ownership interests in Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., that are owned by the Company.

Amounts borrowed under the Credit Agreement will bear interest at a variable interest rate selected by the Company at the time of each borrowing equal to (i) the greater of (a) the prime rate publicly announced by Citibank N.A. or (b) the Federal Funds Effective Rate plus 0.5% or (ii) a Eurodollar rate. Variable interest rates based on either the prime rate or Federal Funds Effective Rate will be increased by an applicable margin ranging from 0.00% to 0.75%. Variable interest rates based on Eurodollar rates will be increased by an applicable margin ranging from 1.00% to 1.75%. At the time of closing, the applicable margin for either a prime rate or Federal Funds rate election is 0.00% and for a Eurodollar rate election is 1.00%.

The Credit Agreement contains various covenants related to the Company’s ability, and the ability of certain defined subsidiaries of the Company (which defined subsidiaries exclude Enterprise Products GP, LLC, Enterprise Products Partners L.P. and their respective subsidiaries), to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restrictive agreements. The Credit Agreement also requires the Company to satisfy certain quarterly financial covenants including (i) its Leverage Ratio must not exceed 4.50 to 1.00, except under certain circumstances, and (ii) its Minimum Net Worth must exceed $525 million.

In general, the Credit Agreement provides for the following, among other, events of default, which could result in acceleration of amounts due and payable under this facility:

•	the failure to pay principal and interest, or other amounts when due;

•	the failure to observe or perform covenants under the Credit Agreement or related documents;

•	any representation or warranty listed in the Credit Agreement proves to have been incorrect in any material respect when made;

•

Enterprise Products Partners L.P., Enterprise Products Operating L.P., Enterprise Products GP, LLC, the Company and certain defined subsidiaries of the Company fail to make a payment of principal or interest on their respective material indebtedness or fail to observe covenants related to such indebtedness;

•

the commencement of proceedings under federal, state or foreign bankruptcy, insolvency, receivership or similar laws or similar bankruptcy-type default provisions with respect to the Company, certain defined subsidiaries of the Company, Enterprise Products Partners L.P., Enterprise Products Operating L.P., or Enterprise Products GP, LLC;

•

the appointment or application for the appointment of a receiver, trustee, custodian or similar party over a substantial portion of the assets of the Company, certain defined subsidiaries of the Company, Enterprise Products Partners L.P., Enterprise Products Operating L.P., or Enterprise Products GP, LLC;

•

the entry of one or more judgments against the Company or certain defined subsidiaries of the Company (which defined subsidiaries exclude Enterprise Products GP, LLC, Enterprise Products Partners L.P. and their respective subsidiaries) for the payment of money in an aggregate uninsured amount equal to or greater than $25 million;

•	the occurrence of certain events relating to ERISA, which are reasonably expected to have a material adverse effect on the Company;

•	the security instruments executed in connection with the Credit Agreement cease to be in full force and effect;

•	a change of control of the Company occurs; or

•	any material provisions of the Credit Agreement or related loan documents cease to be valid and binding on any party thereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K.

4.1	Amended and Restated Credit Agreement dated January 11, 2006 among Enterprise GP Holdings

L.P., as the Borrower, Citicorp North America, Inc., as Administrative Agent, Lehman Commercial Paper

Inc., as Syndication Agent, Citibank N.A., as Issuing Bank, and the various other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC, as general partner

Date: January 13, 2006	By: ___/s/ Michael J. Knesek________________
Michael J. Knesek
Senior Vice President, Controller
and Principal Accounting Officer
of EPE Holdings, LLC